Exhibit 99.1

May 14, 2024

Qurate Retail, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its virtual Annual Meeting of Stockholders on Monday, June 10, 2024 at 9:00 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at

www.virtualshareholdermeeting.com/QRI2024. The record date for the meeting is 5:00 p.m., New York City time, on April 16, 2024. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Qurate Retail meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

In addition, access to the meeting will be available on the Qurate Retail website. All interested persons should visit https://www.qurateretail.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Source: Qurate Retail, Inc.